Exhibit 10(kk)
Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement

Performance Share Units

    This AGREEMENT dated as of /$GrantDate$/ (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and /$ParticipantName$/ (Participant), Employee ID No. /$UserText1$/.

1.    Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement (Non-Compete Agreement), which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes this Agreement and the Non-Compete agreement on or before /$AcceptByDate$/, and thereafter fully complies with their terms.

2.    Terms of Plan Govern. The Award made hereunder is made pursuant to the Norfolk Southern Corporation Long-Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and conditions of the Plan and this Agreement, and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.
3.    Award of Performance Share Units. The Corporation hereby confirms an Award to the Participant on Award Date of /$AwardsGranted$/ Performance Share Units (PSUs). The award of PSUs shall entitle the Participant to receive shares of Common Stock of the Corporation upon the Corporation’s achievement over a Performance Cycle of performance goals established by the Committee at the time of grant for the selected Performance Criteria, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement. The determination of whether the performance goals were achieved shall be a multi-step calculation, as follows, provided that the number of shares earned based on 3(a) and 3(b) may not exceed 200% of the number of PSUs stated above:

(a)    The first Performance Criterion will be the average of the Corporation’s annual after-tax returns on average invested capital for the three-year Performance Cycle.

(b)    The number of PSUs earned under (a) will be weighted as 60% of the award.

(c)    The second Performance Criterion will be the Corporation’s total shareholder return (TSR) relative to the peer group represented by the S&P Supercomposite Transportation Industry Index.

(d)    The number of PSUs earned under (c) will be weighted as 40% of the award and will be determined by a relative total shareholder return based on the percentile ranking of the three-year total return to the Corporation’s stockholders as compared to the relative total shareholder return (TSR) of the publicly traded stocks comprising the S&P Supercomposite Transportation Industry Index excluding the Corporation, determined as of the first trading day of 2025.

For this purpose, three-year total return shall be measured using the average closing price per share of stock or equivalent on the New York Stock Exchange (or if unavailable, on another U.S. stock exchange) as determined during the 20 days on which stock is traded ending on and including December 31, 2024 and December 31, 2027, or, if a stock is not traded on December 31, 2027, on the most recent trading day immediately preceding such date.

A company will be excluded from the ranking under (c) and/or (d) if it ceases to be publicly traded at any time during the three-year period as a result of the company’s being acquired by another company or going private, but included and ranked at the bottom of the group if the company ceases to be publicly traded as a result of becoming subject to a bankruptcy, reorganization, or liquidation proceeding.

4.    Forfeiture of Performance Share Units.

(a)    If the Participant’s employment is terminated for any reason other than Cause, Retirement, Disability, or death before the expiration of the Performance Cycle, then all PSUs awarded hereunder shall be forfeited immediately and all the Participant’s rights to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(b)    If the Participant’s employment is terminated by reason of the Participant’s Retirement before December 31, 2025 and not for Cause, then a portion of the PSUs will be forfeited immediately, with the portion forfeited determined by dividing the number of Performance Share Units granted under Section 3 by 12, multiplying the result by the number of full months in which the Participant was not employed by the Corporation during 2025, and then rounding to the nearest whole number.

(c)    If the Participant’s employment is terminated for Cause, regardless if such Participant is eligible for Retirement, any PSUs for which the Performance Cycle has not expired and any PSUs for which the Performance Cycle has expired, but the PSUs have not yet been settled, shall be forfeited immediately without further obligation on the part of the Corporation or any Subsidiary Company, and all rights of the Participant with respect to such PSUs shall terminate.

(d)    If the Participant is granted a leave of absence before the end of the Performance Cycle, the Participant shall not forfeit rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence and before the end of the Performance Cycle, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle.

(e)    Notwithstanding any provision of this Agreement to the contrary, if: (i) the Participant’s employment is terminated by reason of: (A) the Participant’s Retirement or (B) the Participant’s Disability, and (ii) the Committee later determines that: (A) grounds existed at the time of such termination that would have allowed the Corporation to terminate the Participant’s employment for Cause; or (B) the Participant Engaged in Competing Employment within a period of two years following the Participant’s termination of employment and before the end of the Performance Cycle, the Corporation shall have all rights under law and equity to recoup and recover from Participant any Performance Shares previously settled under this Agreement and the Participant shall immediately forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company. Such right to recoup and recover any Performance Shares previously settled is in addition to any such rights provided under the Corporation’s mandatory or supplemental clawback and recovery policies as may be applicable to such Participant and in effect from time to time.

A Participant “Engaged in Competing Employment” if the Participant, in any state in which the Corporation provided rail services during Participant’s employment with the Corporation, works for or provides the same or similar services Participant provided on behalf of the Corporation for any Competitor. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

(f)    Participant understands that nothing in this Agreement (1) prohibits or impedes Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

(g)    For the purposes of this Agreement, “Cause” means, with respect to a Participant, the occurrence of any of the following events, as determined by the Committee in its discretion: (i) the Participant’s conviction of, or plea of nolo contendere to, any felony; (ii) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty; (iii) the Participant’s material violation of any term of the Participant’s employment agreement with the Corporation or any other contract or agreement between the Participant and the Corporation, if any, or any statutory duty the Participant owes to the Corporation; (iv) the Participant’s gross negligence in the performance of his or her duties; (v) the Participant’s refusal to follow the lawful directions of: (A) the Board; (B) the Corporation’s Chief Executive Officer; or (C) the Participant’s direct manager; or (vi) the Participant’s material violation of the Corporation’s written policies.

5.    Distribution of Performance Share Units.

Any PSUs earned at the end of the three-year Performance Cycle shall be distributed in whole shares of Common Stock of the Corporation, subject to tax withholding as provided in Section 7 of this Agreement, and unless otherwise determined by the Corporation any fractional share shall be added to the federal tax withholding amount. At all times until the shares of Common Stock of the Corporation, if any, are actually issued in accordance with this Section 5, the Award remains an unfunded, unsecured promise to deliver shares in the future.

Except as provided in Section 4, if a Participant’s employment is terminated before the end of the Performance Cycle by reason of the Participant’s Retirement after December 31, 2025, or by reason of the Participant’s Disability or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall continue as if the Participant’s employment had continued through the end of the Performance Cycle.

No dividend equivalent payments shall be made with respect to the award of PSUs hereunder.

6.    Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

7.    Tax Withholding. The minimum necessary tax withholding obligation with respect to an award of PSUs will be satisfied with shares of Common Stock of the Corporation based on the Fair Market Value of the Corporation’s Common Stock on the first day on which such stock is traded after a full trading day has elapsed following the release of the Corporation’s annual financial information for the last year of the Performance Cycle, regardless of when any such Common Stock is actually delivered to the Participant’s account. Unless otherwise determined by the Corporation, the value of any fractional share amount created as a result of withholding will be added to the federal tax withholding amount.

8.    Nontransferability. This Agreement and the PSUs granted to the Participant shall not be subject to any assignment, pledge, levy, garnishment, attachment, or other attempt to assign or alienate such shares prior to their delivery to Participant (or Participant’s Beneficiary), including, without limitation, under any domestic relations order, and any such attempted assignment or alienation shall be null, void, and of no effect.

9.    Recoupment.

(a)    The Participant acknowledges that the Corporation shall recover from any Participant all or any portion of any PSUs awarded: (i) to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, (ii) as provided under the Corporation’s mandatory or supplemental clawback and recovery policies as may be applicable to such Participant and in effect from time to time, or (iii) to the extent the Corporation has recoupment rights under Section 4(e) of this Agreement.

(b)    Any Participant who at any time is a Board-elected officer at the level of Vice President or above agrees that he or she will, upon the demand of the Board of Directors, reimburse all or any portion of PSUs awarded if (i) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, (ii) a lower PSU distribution would have been made to the officer based upon the restated financial results, and (iii) the PSUs were distributed within the three-year period prior to the date the applicable restatement was disclosed. The Participant acknowledges and agrees that the Board of Directors or the Corporation may, without waiving any other legal remedy allowed by law, deduct the full amount of such repayment obligation from any amounts the Corporation then owes, or will in the future owe, to the Participant. Nothing in this Agreement shall waive the Committee’s, Board of Directors’, or Corporation’s rights to take any such other action as the Committee, Board of Directors, or the Corporation may deem appropriate in view of all the facts surrounding the particular financial restatement.

10.     Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court regardless of the place of Participant’s residence or work location at the time of such action.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above-mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                 By:
                        NORFOLK SOUTHERN CORPORATION

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2025 Non-Compete Agreement
Associated With Award Agreement Under
The Norfolk Southern Corporation Long-Term Incentive Plan

THIS AGREEMENT (the “Agreement”) is executed by and between /$ParticipantName$/ (“Employee”) and Norfolk Southern Corporation (“NS” or “Corporation”). Employee has received this Agreement in conjunction with an award agreement under the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP” or “Plan”). The term NS or Corporation includes NS’ subsidiaries and affiliated companies including, but not limited to, Norfolk Southern Railway Company and its rail subsidiaries.

WHEREAS, Employee is a participant in the LTIP and is eligible to receive an award under such Plan, subject to certain terms and conditions of that Plan; and

WHEREAS, execution of this Agreement is a condition precedent to Employee’s receipt of an award under the LTIP; and

WHEREAS, Employee acknowledges that he or she has been afforded at least 14 days to review the Agreement, and that he or she has been advised to consult with an attorney before signing this Agreement; and

WHEREAS, Employee is willing to enter into this Agreement and deliver same to NS to satisfy that condition in order to receive an award under the LTIP.

NOW THEREFORE the parties hereto do hereby covenant and agree as follows:

1.    NS agrees that, upon Employee executing this Agreement, Employee will be provided an award under the LTIP on the terms and conditions set forth in an Award Agreement and will continue to receive confidential NS business and operational information as required by the duties of his or her position.

2.    Employee agrees that the LTIP award is consideration for entering into this Agreement and that in consideration of the award Employee will abide by the covenants and obligations contained in this Agreement.

3.    Employee agrees that (i) during the term of his or her employment, and (ii) for a period of one (1) year thereafter (irrespective of the reason for such separation, whether voluntary or involuntary) (the “Restricted Period”), Employee will not, within the Territory, on his or her own behalf or in the service of or on behalf of others, work for or provide services to any Competitor of the Corporation wherein Employee would be performing or providing the same or similar services that Employee provided or performed on behalf of the Corporation. The term “Competitor” means any North American Class I rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier). The term “Territory” means every state in which NS provided rail services during the last two years of Employee’s employment with NS.

4.    Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, recruit, entice, or persuade any current employee of the Corporation located within the Territory, and with whom Employee had contact, to leave the employment of the Corporation in order to work for or provide services for any company other than the Corporation.
5.    Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, contact, attempt to, divert, or appropriate any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account. The phrase “providing the same or similar services as provided by the Corporation” means being in the same or closely related line of business as the Corporation for or on behalf of a competitor of the Corporation. “Material Contact” means contact between Employee and a customer or account: (1) with whom or which Employee dealt on behalf of the

Corporation; (2) whose dealings with the Corporation were coordinated or supervised by Employee; (3) about whom Employee obtained “confidential or proprietary information” in the ordinary course of business as a result of Employee’s association with the Corporation; or (4) who receives products or services authorized by the Corporation, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Corporation within two (2) years prior to the date of Employee’s termination.

6.    Unless done on behalf of NS, during the Restricted Period, and within the Territory, Employee shall not provide services to any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account.

Nothing contained in the above paragraphs will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

7.    Employee covenants and agrees that any confidential or proprietary information acquired by him or her during his or her employment with the Corporation (including information of or concerning a customer of the Corporation) is the exclusive property of the Corporation, and Employee acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, Employee agrees that during his or her employment with the Corporation and after the termination of that employment, and irrespective of the reason for such separation, whether voluntary or involuntary, he or she will not, either directly or indirectly, use, access, disclose, or divulge to any unauthorized party, for his or her own benefit or to the detriment of the Corporation, any confidential or proprietary information of the Corporation which he or she may have acquired or been provided during his or her employment with the Corporation, whether or not developed or compiled by the Employee, and whether or not Employee was authorized to have access to such information. Nothing herein shall affect Employee’s obligations as set forth in the award agreement between Employee and the Corporation.

For the purposes of the above, the term “confidential or proprietary information” includes, without limitation, the identity of or other facts relating to the Corporation, its customers and accounts, its marketing strategies, financial data, trade secrets, other intellectual property, or any other information acquired by the Employee as a result of his or her employment with the Corporation such that if such information were disclosed, such disclosure could act to the prejudice of the Corporation. The term “confidential or proprietary information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Corporation. The term “unauthorized party” means any firm, entity (including governmental entities), or person (whether outsiders or employees of the Corporation), who is not specifically authorized by the Corporation to receive such confidential or proprietary information. Employee acknowledges and agrees that the Corporation shall have the sole discretion to determine what information constitutes “confidential or proprietary information.”

Employee agrees that if he or she believes that he or she is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or she or his or her attorney, except as otherwise prohibited by law, will promptly contact NS’s Law Department prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.

Nothing in this paragraph or Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of the Employee to protect the Corporation’s property and/or confidential and proprietary information, including, but not limited to, under the federal Uniform Trade Secrets Act, the Defend Trade Secrets Act, the Virginia Uniform Trade Secrets Acts, or the Georgia Trade Secrets Act. Employee also acknowledges his or her duty to refrain from any action which would harm or have the potential to harm the Corporation, or the Corporation’s customers, including, but not limited to, breaching the fiduciary duties Employee owes the Corporation, both during the Employee’s employment and after the termination of that employment.

Employee understands that nothing in this Agreement (1) prohibits or impedes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Employee to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8.    If Employee breaches any portion of this Agreement, Employee agrees that: (a) the Corporation would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Corporation; and (c) if the Corporation seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that the Corporation has an adequate remedy at law with respect to the breach, (ii) require that the Corporation submit proof of the economic value of any confidential or proprietary information, or (iii) require the Corporation to post a bond or any other security. Accordingly, in the event of a breach or a threatened breach by Employee of this Agreement, the Corporation shall be entitled to an injunction in a court of law restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee.

9.    The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, the Georgia State-wide Business Court or Fulton County Superior Court, regardless of the place of Employee’s residence or work location at the time of such action.

10.    Each provision and sub-provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or sub-provision of this Agreement shall be adjudged to be invalid under applicable law, the remainder of the Agreement is severable and shall continue in full force and effect. Should a court of competent jurisdiction declare any of the provisions of this Agreement invalid or unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such invalid or unenforceable provisions to better effectuate the parties’ intent to reasonably restrict the activity of the Employee to the greatest extent afforded by law and needed to protect the business interests of the Corporation.

11.    Employee understands and agrees that nothing in this Agreement creates a contract of employment for any specific duration. The obligations contained in this Agreement shall survive the termination of the Employee’s employment with the Corporation, however caused, and irrespective of the existence of any claim or cause of action by the Employee against the Corporation.

12.    This Agreement is effective as of the date of the Employee’s electronic acceptance of both this Agreement and the corresponding Award Agreement(s) under LTIP. The terms of this Agreement (and all associated remedial provisions of this Agreement) shall continue until cancelled by a subsequent written agreement between the parties.